Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-34019, 333-01019, 333-52199, 333-133389, and 333-133391 on Form S-8 of Calgon Carbon Corporation of our report dated April 24, 2007, (with respect to the consolidated balance sheets of Chemviron Carbon Limited as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and cash flows, for each of the years then ended not presented separately herein), which report appears in the December 31, 2005 Annual Report on Form 10-K/A of Calgon Carbon Corporation.

KPMG LLP

Manchester, United Kingdom

April 24, 2007